EXCLUSIVE, WORLD WIDE PATENT AND TECHNOLOGY

LICENSE AND ASSIGNMENT AGREEMENT

Goldsobel & Kirshen
Bldg. #30, MATAM Haifa 31905
Tel: 972.3.5628288, fax: 972.3.5628155

Abramovich, Yosef, Hakim - Law Office
65 Igal Alon St. "Toyota Towers" 67443
Tel: 972-4-850-3388, Fax: 972-4-855-0587

THIS EXCLUSIVE LICENSE AND ASSIGNMENT AGREEMENT (the "Agreement") is made and entered into on May 1st, 2003, between A.I. Software Inc., a company incorporated under the laws of the state of Nevada, having its address at 1030 West Georgia Street, Suite 1208, Vancouver, BC, Canada, V6E 2Y3 (the "Licensee"), and Technion Research and Development Foundation Ltd., having a place of business at Technion City, Haifa 32000, Israel (the "Technion"), Yeda Research and Development Company Ltd., having its address at P.O. Box 95, Rehovot 76100, Israel ("Yeda"), Dr. Shoshana Merchav, having a residence at 9 Farrer Drive, #03-04 Sommerville Grandeur, Singapore 259279 ("Merchav"), Shai Meretzki, having a residence at Raul Wallenberg 38, Haifa, Israel ("Meretzki"), Alex Korat, having a residence at Shlomsky 27, Haifa, Israel ("Korat"), and Amir Uziel, having a residence at HaKormim 9, Rishon LeZion, Israel ("Uziel") (Merchav and Meretzki shall collectively be referred to as the "Inventors") (Meretzki, Korat and Uziel shall collectively be referred to as the "Founders") (the Inventors, Yeda and the Technion shall collectively be referred to as the "Licensor").

RECITALS

WHEREAS:

  The Inventors, in collaboration with two co-inventors Prof. Dov Zipori and Dr. Avinoam Kadouri from the Weizmann Institute of Science (the "Weizmann Scientists") in respect of which Yeda, as provided for in Annex B, is entitled to be registered as the owner of 25% of the Patent, have invented a bioreactor for expanding, maintaining and culturing undifferentiated hemopoietic stem cells therein and expanding hemopoietic stem cells in stromal conditioned media (the "Bioreactor"), for which the Licensor has filed PCT Application No. US00/02688 under the title of "Method and Apparatus for Maintenance and Expansion of Hemopoietic Stem Cells and/or Progenitor Cells", and has filed corresponding patent applications in the countries specified in Annex A (the "Patent"); and

  The Licensee is a publicly traded company on the OTC Bulletin Board, with the intent of engaging, inter alia, in expanding, maintaining and culturing undifferentiated human hemopoietic stem cells and related business activities; and

  Licensee desires to obtain an exclusive license to the Patent from the Licensor which, upon certain conditions, shall be assigned to the Licensee in addition to the right to use the Intellectual Property as defined below; and

  Meretzki, a former Technion Ph.D. student and one of the researchers who participated in the research and development program from May 1996 until October 2001 (the "Program") which resulted in the generation of the Intellectual Property and the inventions claimed in the Patent, is also one of the Founders, a shareholder and the initial chief scientist of the Licensee (the "Licensee's Scientist").

NOW THEREFORE, in consideration of the mutual promises and intending to be legally bound, the Licensor and the Licensee hereby agree as follows:

1. Definitions: Whenever used in this Agreement, the following terms shall have the following meaning:

1.1 "FDA" means the United States Food and Drug Administration, or any successor agency thereof.

1.2 "Patent", as set forth above, includes all counterparts, reissues, reexaminations, continuations, continuations-in-part, divisions as well as any foreign counterparts thereof.

1.3 "Intellectual Property" means all intangible and/or tangible property developed by the Inventors within the Program, research collaborators (whether a non-profit or for-profit organization), or third parties obligated to grant to the Licensor rights to the intellectual property stemming from the Program that is wholly or partially claimed in the Patent, whether registered or not, whether in the form of utility patents or design patents and all pending applications for such patents; trademarks, trade names, internet domain, service marks, designs, logos, trade dress and trade styles, whether or not registered, and all pending applications for registration of the same; copyrights or copyrightable material, including but not limited to books, articles, drawings, diagrams, written descriptions of products, devices or processes, and any other record in any medium, including, without limitation, computer programs embodied in semiconductor chips or otherwise embodied, and related flow charts, programmer notes, updates and data, whether in object or source code form, including all material, documents, know-how, information related thereto, developed by the Inventors alone within the Program, including scientific materials, notebooks and information relating to the Patent all to the extent that the same are currently in the possession of the Licensee's Scientist.

1.4 "Product(s)" means the Bioreactor and all future products, services, medical procedures or uses wholly or partially claimed in the Patent, contained in the Intellectual Property and/or developed and/or manufactured by using the Intellectual Property or incorporating any improvement of the Patent or the Intellectual Property made by or for the Licensee and/or and any novel proteins, genes or growth factors derived or identified through the use of the Bioreactor, the Patent or the Intellectual Property.

1.5 "Competing Bioreactor" means a bioreactor for expanding, maintaining and culturing undifferentiated human hemopoietic stem cells and expanding human hemopoietic stem cells in stromal conditioned media that improves or competes with the Bioreactor.

1.6 "Territory" means the entire world.

2. License and Assignment.

2.1 Grant of License. The Licensor hereby grants to the Licensee, and the Licensee hereby accepts, an exclusive license to exploit in any manner and for any and all purposes the Patent, including the right to grant sublicenses, make, have made, use, market and sell the Products in the Territory (the "License").

2.2 Access to Intellectual Property. To the extent available, the Technion shall grant the Licensee full access and the non-exclusive unrestricted right to use the Intellectual Property including, if currently available, at the Program laboratory, samples of the mRNA and stromal conditioned media generated in the Program by the Licensee's Scientist other than the AFT024, L-87/88 and HS27a cell lines which were provided under MTAs by third parties. The Technion's obligation to allow the Licensee such access shall be fulfilled by granting the Licensee's Scientist the right to transfer the same to the Licensee free of any restrictions including confidentiality, which right is hereby granted.

2.3 Merchav has created certain additional materials after the completion of the Program which she shall be entitled to transfer to the Licensee in the event that (i) the Licensee and ViaCell sign an agreement as envisaged in Section 16.1 below; or (ii) the Licensee negotiates the terms and conditions of such transfer with Merchav and an agreement is reached to that effect.

2.4 The Licensee undertakes to use its best efforts and diligently pursue (i) the development, production and commercialization of the Products, and (ii) the issuance and protection of the Patent.

2.5 The Licensee and the Founders agree that all of their business activities in the field of the Patent, shall be conducted solely through the Licensee. Licensee shall not, without Licensors prior written consent, engage, directly or indirectly, in any activity competing with the Patent and/or the Products.

2.6 The Licensee agrees that it shall not contest the validity of the Patent.

2.7 Right to Sublicense.

2.7.1 The Licensee may sublicense the rights granted thereto under this Agreement by written sublicense agreement. At all times prior to the assignment of the Patent to the Licensee (under the circumstances set forth in Section 4.3.2 below), the sublicensee shall be subject to the terms and conditions of the License granted to the Licensee under this Agreement.

2.7.2 The sublicenses shall only be granted in a bona fide arms-length transaction.

2.7.3 At all times prior to the assignment of the Patent to the Licensee (under the circumstances set forth in Section 4.3 below), the Licensee shall provide the Licensor with notice of any sublicense granted hereunder and forward to the Licensor a copy of any and all fully executed sublicense agreements, amendments thereto, and other documents such as side letters that are pertinent to an accounting of the Licensee's payment obligations under this Agreement.

3. Representations and Warranties.

3.1 Authority. The Technion, Yeda and each of the Inventors separately represents and warrants that, to the best of its/his/her knowledge, the Licensor has the right to grant the License, and consummate the transactions contemplated by this Agreement and has not executed and shall not execute any agreements in conflict herewith.

3.2 Infringement and Enforcement of Patent. Each of the Inventors represents and warrants that, as of the date hereof, he/she does not own any additional patents or patent applications that would be infringed by use of the License.

3.3 The Technion represents and warrants that it is unaware of any inventions that were invented or may be invented by members of its faculty, other than the Inventors, that would be infringed by use of the License.

3.4 Title. The Technion, Yeda and each of the Inventors separately represents and warrants that the Patent has not been sold, assigned or licensed to any third party by it/him/her and it/he/she shall not sell, assign in whole or in part, or license the Patent.

3.5 NEITHER THE TECHNION NOR YEDA NOR ANY OF THE INVENTORS MAKE ANY WARRANTY OF PATENTABILITY, MERCHANTABILITY, COMMERCIAL VALUE OR FITNESS OF THE PATENT FOR A PARTICULAR PURPOSE. NEITHER THE TECHNION NOR YEDA NOR ANY OF THE INVENTORS MAKES ANY REPRESENTATION OR WARRANTY AND HEREBY DISCLAIM ALL LIABILITY RELATED TO THE VALIDITY, PATENTABILITY OR THE NONINFRINGING NATURE OF THE PATENT.

3.6 The Licensee represents and warrants that it intends to continue developing the Intellectual Property and the Product(s) and that any production and/or sale of the Products shall be in compliance with all applicable statutes, regulations and guidelines in any jurisdiction, including but without limitation, all regulatory requirements and standards, whether medical and/or industrial.

4. Consideration. In consideration of the License granted to the Licensee, the Licensee agrees as follows:

4.1 Payment in Cash. The Licensee shall pay the Licensor US $400,000 in the following installments:

4.1.1 US $100,000 - $ 50,000 of which has already been paid, and the remainder being payable in two equal installments of US $25,000, the first being due on the date of this Agreement and the residue three months thereafter.

4.1.2 US $100,000 on the earlier of (i) the date the Licensee or any sublicensee shall commence clinical trials for the first Product developed hereunder on human subjects; or (ii) December 15, 2004.

4.1.3 US $200,000 on the earlier of (i) the date the Licensee or any sublicensee receives an FDA registration confirmation for the Product; or (ii) December 15, 2006.

4.1.4 The payments made under this sub-section are exclusive of VAT that shall be payable as provided by law.

4.2 Payments of Royalties and Lump Sum Payments.

4.2.1 The Licensee shall pay the Licensor running royalties equal to 5% of the net worldwide revenue actually received from sales of all Products made or sold by the Licensee and/or its affiliates or by a Sub Licensee, as defined in Section 4.2.3 below ("Royalties").

4.2.2 The Licensee shall also pay the Licensor 12.5% of all Lump-sum Payments, whether in cash or otherwise (e.g., stock), received by the Licensee, from any commercial transaction related to the Patent (e.g., the granting of marketing rights and distribution rights not based on the number of products sold by the Licensee).

4.2.3 In the event that the Licensee grants any rights granted to it hereunder to an arms-length third party ("Sub Licensee"), the Licensee may elect, by a written notice to be given to the Licensor within 15 days of the signing of a Sub License agreement, to pay the Licensor 25% of all payments to be paid to it by the Sub Licensee according to the Sub License agreement in lieu of its obligations set forth in Sections 4.2.1 and 4.2.2 above as related to such Sub Licensee.

4.3 Option.

4.3.1 The Licensee hereby grants the Licensor an option, exercisable throughout the period set forth in Section 4.3.2 below, to assign his/her/its patent rights in the Patent to Licensee in exchange for his/her/its pro-rata share of 5% of all issued share capital of Licensee on the exercise date, on a fully diluted basis for no additional consideration other than specified explicitly herein (the "Option"). Upon the exercise of the Option, the shares issued under the Option (the "Licensor's Shares") shall be registered for trade under the US Securities Act of 1933 on a US Stock Exchange or any other recognized stock exchange without restrictions. The Licensee shall bear exclusively all the expenses incurred in connection with said registration. The Licensor's Shares shall have identical rights to the other shares of the same class in the capital of the Licensee. In the event the Licensee has imposed any lock-up restricting the shares issued to the Founders, the Licensee may impose similar lock-ups, pro-rata, on the shares issued under the Option, provided however, that no lock-up restriction shall apply to the shares issued under the Option beyond nine (9) months from the date the Founders became registered shareholders of the Licensee (the "Acquisition Date"). In the event any of the Founders is permitted to sell any of their shares within the lock-up period, the Licensee undertakes to afford the shares issued under the Option pro-rata tag along rights.

4.3.2 The Licensee shall notify the Licensor in writing of Licensee's shares reaching a market capitalization value of US$25,000,000 according to the listed share price of Licensee on a US Stock Exchange or any other recognized stock exchange (the "Valuation"). The Option shall be exercisable by the Licensor at any time beginning from the date of this Agreement and up to and including sixty (60) days from the written notification by the Licensee of the Valuation. The Option will expire if not exercised within said period. In the event the any of the parties comprising the Licensor elect to exercise the Option, said election cannot occur unless all of the remaining parties comprising the Licensor assign his/her/its rights in the Patent to the Licensee and execute all documents that may be necessary and proper to give effect to the assignment of the Patent as well as any and all divisional and continuation applications thereof, and any and all letters patent which may have issued to be re-issued for said Patent to the end of the term for which each said letter patent may be granted. To avoid doubt, any non-exercising parties who comprise the Licensor who assign his/her/its rights in the Patent to the Licensee shall still be entitled to receive any of his/her/its pro-rata share of the payments under Section 4.2.

4.3.3 Upon exercise of the Option and issuance of the shares thereunder to the exercising party comprising the Licensor, such exercising party shall cease to be entitled to receive any of his/her/its pro-rata share of the payments under Section 4.2, without affecting his/her/its right to payments previously due but yet unpaid. To avoid doubt, the payments set forth in Section 4.1 to the Licensor shall not cease upon exercise of the Option and issuance of such shares.

4.3.4 In the event any of the parties comprising the Licensor do not exercise the Option, each of the non-exercising parties shall continue to receive his/her/its pro-rata share of the payments under Sections 4.1 and 4.2. However, it is agreed that in the event that the Licensee breaches its obligations to pay the royalties due to the Licensor and does not cure such breach within sixty (60) days of the receipt of written notice by any party comprising the Licensor, such party shall have the right to terminate the Agreement and the Licensee shall be obligated to reassign the patent to the non-exercising parties comprising the Licensor, pro rata to the ratio of interests they hold among them.

5. Accounting and Payment Schedule.

5.1 All payments due by the Licensee to the Licensor, excluding payments due from Lump-sum Payments, shall be paid within thirty (30) days from the end of the calendar quarter in which revenue was received by the Licensee. All payments due by the Licensee to the Licensor from Lump-sum Payments shall be paid within seven (7) days of receipt of revenue by the Licensee.

5.2 All payments shall be paid to the respective bank accounts of the Inventors, the Technion and Yeda, the particulars of which shall be provided to the Licensee by each of the parties. The payments shall be distributed between the Technion, Yeda and each of the Inventors as set forth in Annex B hereto.

5.3 Payments by issuance of securities shall be made as set forth in Annex B hereto.

5.4 Verification of Payment. From the earlier of (i) the date the first Product is sold; or (ii) two (2) years from the date of this Agreement, within thirty (30) days following the end of each calendar quarter, the Licensee shall deliver to the Licensor a report (the "Report") in writing, audited by the Licensee's CPA, setting forth sales of the Products (including a negative report, if appropriate) and sublicensing income collected. The Licensee shall keep accurate records, certified by it, showing the information by which the Licensee arrived at a royalty and a sublicense fee determination and will permit a person appointed by the Licensor to inspect said records as may be necessary to verify the Reports made by the Licensee. Such inspection may be made as a matter of right once during each calendar year.

5.5 In the event that any inspection under Section 5.4 above reveals any underpayment by the Licensee to the Licensor in respect of any year of this Agreement in an amount exceeding three percent (3%) of the amount actually paid by the Licensee to the Licensor in respect of such year, the Licensee shall (in addition to paying the Licensor the shortfall together with interest thereon in accordance with Section 5.6), bear the costs of such inspection.

5.6 Payments that are delayed beyond the date they become due shall be subject to a ten percent (10%) interest rate per annum for the first thirty (30) days and an eighteen percent (18%) interest rate per annum thereafter. The interest rates pursuant to this Section shall be compounded per annum and pro rata monthly.

6. Non-Competition.

6.1 Right to Continue Research. Merchav shall be entitled to conduct academic research involving the Bioreactor and/or any materials derived therefrom and use the Intellectual Property for this purpose, provided that Merchav shall not for any commercial purpose: (i) conduct any activity that may infringe the Licensee's rights under the Patent; and (ii) produce any novel proteins or growth factors that were derived by the use of the Bioreactor.

6.2 Non-Competition. During the term of five (5) years following the signing of this Agreement, Merchav shall not (directly or indirectly) import, sell, promote, represent, distribute or otherwise commercially offer a Competing Bioreactor. Without derogating from any greater commitment the Licensee's Scientist may have or will assume vis-a-vis the Licensee, the Licensee's Scientist may not engage in any such activity outside of the framework of the Licensee.

6.3 Nothing in this Agreement shall be interpreted as limiting or hindering any research activities performed at the Weizmann Institute of Science and at the Technion - Israel Institute of Technology.

7. Patent Proceedings.

7.1 The Licensee will control and bear all future costs related to the continued prosecution, maintenance, defense, and enforcement of the Patent until termination of the Agreement. Licensee may not abandon, perform any act or refrain from taking any action that may jeopardize the prosecution and/or the validity of the Patent (or any application therefor) in any jurisdiction without prior written consent of the Licensor. In the event that the Licensor does not agree to such abandonment, the Licensor may maintain the Patent in any such jurisdiction on its own account and the License may terminate with respect to such jurisdiction. The Licensee shall send copies of all correspondence relating to the Patent (or any application therefor) to the Technion and Yeda promptly after such correspondence is sent or received.

7.2 The Licensor, at the Licensee's expense, shall fully cooperate with the Licensee in all continued prosecution, maintenance, defense, and enforcement of the Patent.

8. Infringement of the Patent by Third Parties.

8.1 In the event that any infringement of the Patent shall come to the attention of the Licensor or the Licensee, then that party shall duly inform the other party, and the Licensee shall, in its sole discretion, determine whether or not to prosecute a patent infringement action at its own expense. Any award granted to the Licensee (or any consideration received by it in the course of settlement) from such proceeding shall be shared with Licensor and shall be deemed for this purpose as received from a Sub Licensee. In the event that the Licensee does not wish to prosecute a patent infringement action, the Licensor may do so on its own account, the Licensee shall fully cooperate with such process and the award (including any settlement) shall fully belong to the Licensor.

8.2 In any proceedings initiated by the Licensee, the Licensee shall be entitled to employ counsel and control the course of litigation. Licensor, at the expense of the Licensee, shall cooperate with and assist the Licensee in any proceedings initiated or defended by the Licensee. To avoid doubt, the Licensor or any of its individuals shall not be a party to such proceedings without prior written consent of the Licensor.

9. Defense of Third Party Infringement Claims.

In the event that the Licensor or the Licensee becomes aware that the Licensee's activities pursuant to this Agreement are the subject of a claim for patent infringement, that party shall promptly notify the other and the parties shall consider the claim and the most appropriate action to take. The Licensee shall have the right to control the defense of any such suit brought against the Licensee and shall do so at its own expense. The parties shall have the right to require each other's reasonable cooperation in any such suit, upon written notice, and Licensor shall have the obligation to participate and the Licensee shall bear the costs of Licensor's participation. So long as the Patent is not assigned to the Licensee, the Licensee shall have the right to enter into any settlement upon Licensor's written consent, which consent shall not be unreasonably withheld.

10. Indemnification and Hold Harmless Obligations of the Licensee.

10.1 In no event shall the Licensor and/or the Indemnified Parties (as defined below) be liable for any loss, claim, indirect, incidental, consequential or punitive damages (including loss of profits, revenue, data or use), or liability, of any kind or nature, which may arise from or in connection with the acts of the Licensee under this Agreement or are incurred by the Licensee or by any third party whether in an action in contract or tort, even if the Licensor and/or Indemnified Party has been advised of the possibility of such damages. To avoid doubt, the Licensee shall be liable for its actions only and/or actions taken on its behalf.

10.2 The Licensee agrees, at its sole expense, to defend, indemnify and hold harmless the Licensor and its affiliated entities (including Weizmann Institute of Science and Technion - Israel Institute of Technology), trustees, officers, directors, employees, agents, and consultants (the "Indemnified Parties") from and against any and all liability, actions, claims, suits, losses, damages, costs, fees, and expenses (including attorney fees and litigation costs) suffered or incurred thereby (the "Liabilities"), resulting from or arising out of acts by the Licensee under this Agreement or the development, use, manufacture, promotion, sale or other disposition of any of the Patents and/or Products by the Licensee and/or its sublicensees or the enforcement by an Indemnified Party of this Section. The Licensee shall reimburse the Licensor for all of Licensor's expenses, including attorney fees and disbursements. Without limiting the foregoing, the Licensee shall defend, indemnify, and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

10.2.1 any product liability or other claim of any kind related to the use by a third party of a Product that was manufactured, sold or otherwise disposed by the Licensee or its sublicensees, or

10.2.2 clinical trials or studies conducted by or on behalf of the Licensee or its sublicensees using a Product, including but without limitation, any claim by or on behalf of a human subject of any such clinical trial or study, or

10.2.3 any infringement by the Licensee and/or its sublicensees of industrial rights, including patent, copyright, trademark or trade secret, or other intellectual property rights.

10.3 In the event that the Licensee is deemed to have infringed any foreign or domestic patent or misappropriated or improperly used or disclosed any trade secret, confidential information or know-how that relates in any manner to the subject matter of this Agreement, the Licensee shall not have any claim against the Licensor.

10.4 The Licensee shall maintain general liability insurance with reasonable nationally recognized insurers for property damage and destruction and injury to or death of individuals. The Licensee will furnish the Licensor upon request, and in any event on execution of this Agreement, written confirmation issued by the insurer or an independent insurance agent confirming that insurance is maintained in accordance with the above requirements.

10.5 The Licensee shall, at all times from the date the first Product is sold, maintain product liability insurance (or in case of sublicensees, assure that the sublicensees maintain such insurance policy covering the Licensee as co-insured). The Licensee shall provide the Licensor with a copy of said policy once during each calendar year.

10.6 The Licensee is not permitted to settle or compromise any claim or action giving rise to Liabilities in a manner that imposes any restrictions or obligations on the Licensor or grants any rights to the Patents and/or Products without prior written consent of the Licensor. If the Licensee fails or declines to assume the defense per the written request of the Licensor of any such claim or action within thirty (30) days after notice thereof, the Licensor may assume the defense of such claim or action for the account and at the risk of the Licensee, and any Liabilities related thereto shall be conclusively deemed a liability of the Licensee. The indemnification rights of the Licensor or other Indemnified Party contained herein are in addition to all other rights that the Licensor or other Indemnified Party may have at law or in equity or otherwise. The aforesaid in this subsection shall cease to exist upon the date the Licensee becomes publicly traded on a stock exchange.

11. Assignment.

The rights and obligations of the Licensee are not assignable.

12. Term and Termination.

12.1 This Agreement shall be in force and effect for the period of time from the date of this Agreement until the expiration date of the last to expire of the Patents or any patents issued on any Improvements. The provisions of Sections 5.1, 5.4, 5.5, 5.6, 10, 13, 14, 15 and 16 shall survive termination of this Agreement.

12.2 The Licensor and the Licensee may terminate this Agreement, in addition to pursuing any remedies available under law or in equity, for noncompliance by the other party with any of the provisions herein (the "Non-Complying Party") by giving the Non-Complying Party written notice of such noncompliance and the opportunity to cure the same. If the Non-Complying Party does not cure such noncompliance to the reasonable satisfaction of the party issuing the notice of noncompliance (the "Notifying Party") within ninety (90) days after giving the notice, the Notifying Party may terminate this Agreement.

12.3 The Licensor may terminate this Agreement, in addition to pursuing any remedies available under law or in equity, in the event that the Licensee does not obtain an equity investment allocated towards the development of the Intellectual Property and the Product(s) of at least US$ 500,000 by December 15, 2003.

12.4 Upon termination by the Licensee or due to the non-payment of fees or payments by the Licensee or uncured breach, beyond some mutually agreed cure period, or cessation of operation or upon termination of this Agreement and the cancellation of the License for any reason, all rights granted herein to the Patent shall revert to the Licensor with the exception of the rights to the improvements made by the Licensee. In addition to the reversion of said rights, the Licensor may pursue any other remedies available at law or equity.

13. Confidential Information.

13.1 In the course of carrying out their obligations under this Agreement, the parties may need to disclose to one another Confidential Information, including scientific information, business information, patent information, legal information, and any information that by its nature is confidential, is disclosed in circumstances of confidence, or would be understood by the parties, exercising reasonable business judgment, to be confidential. The obligation of confidentiality under this Agreement shall continue for the Term. The parties shall preserve any and all Confidential Information as confidential and shall not use any such Confidential Information except as necessary to carry out their rights and obligations under this Agreement. The party receiving Confidential Information shall have no liability to the party disclosing Confidential Information with respect to the use or disclosure to others not party to this Agreement, of Confidential Information, which the receiving party can establish by documentary evidence to,

(a) have been known by receiving party prior to communication by disclosing party to the receiving party;

(b) have been a matter of public knowledge at the time of such disclosure by the disclosing party;

(c) have become a matter of public knowledge, without fault on the part of the receiving party, subsequent to disclosure by the disclosing party to the receiving party; or

(d) have been disclosed to the receiving party from a third party lawfully having possession of such information without an obligation of confidentiality to the disclosing party.

In the event that either party is required by a judicial or administrative process to disclose Confidential Information, it shall promptly notify the other party and allow that party a reasonable time to oppose such process.

In no event shall the receiving party disclose any of the Confidential Information until it provides notice and reasonable proof to the disclosing party as required herein.

13.2 Upon termination of this Agreement, each party will return, without retention of any copies, all Confidential Information received from the other party.

14. Applicable Law and Dispute Resolution.

14.1 All disputes concerning the validity, interpretation, or performance of this Agreement and any of its terms or provisions, or any of the rights or obligations of the parties hereto, shall be governed by and resolved in accordance with the laws of the State of Israel.

14.2 The court of competent jurisdiction in the District of Tel Aviv, Israel shall be deemed the court of exclusive jurisdiction in any dispute or controversy arising out of or relating to this Agreement.

15. Entire Agreement and Amendment.

15.1 This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto or any of them with respect to the subject matter hereof; provided, however, that this clause shall not operate to exclude liability for any fraudulent misrepresentations.

15.2 Except where otherwise provided in this Agreement, no obligation hereunder shall be amended, modified or discharged unless such amendment, modification or discharge is agreed to in writing and signed by both parties. No waiver by either party of any breach or series of breaches or defaults in performance by the other party, and no failure, refusal or neglect of either party to exercise any right, power or option given to it hereunder, or to insist upon strict compliance with or performance of either party's obligations under this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any prior or subsequent breach thereof or a waiver by either party of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

16. Miscellaneous.

16.1 International Cooperation. Licensee confirms it intention to immediately resume the negotiations previously conducted between the Techion and the current employer of Dr. Merchav, ViaCell Singapore ("ViaCell"), with an aim of entering into an agreement with ViaCell, on terms and conditions satisfactory to Licensee, whereby Licensee may provide ViaCell with proprietary material to allow ViaCell to investigate the possible existence of novel hemotopoietic stem cell growth factors and Licensee may grant ViaCell an option to sub-license such technology, under the Patents.

16.2 The parties shall cooperate in good faith and assist one another in all matters related to the performance of their obligations under this Agreement.

16.3 The Licensee agrees that it will not use the indicia or name Technion or Yeda (including Weizmann Institute of Science and Technion - Israel Institute of Technology) or the name of any of the Inventors or any of the Technion's personnel or any of Yeda's personnel in advertising, promoting, and labeling the Products or in fund raising, without prior written approval of the same unless he is bound to do so by law or by the proper authorities.

16.4 Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. The invalidity or unenforceability of any term(s) or condition(s) of this Agreement shall in no way affect the validity or enforceability of any other terms and conditions hereof.

16.5 In case of any conflict between any provision of this Agreement and any present or future statute, law, ordnance or regulation according to which the parties have no legal right to contract, the latter shall prevail, but in such event the provision of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event that any part, article, paragraph, sentence or clause of this Agreement shall be held to be indefinite, invalid or unenforceable, such provision shall be deemed severed from this Agreement, and the remaining part of the Agreement shall continue in full force and effect.

16.6 If any authorized tribunal deems any provision hereof unenforceable, such provision shall be modified only to the extent necessary to render it enforceable, and the remainder of this Agreement shall remain valid and enforceable and the parties agree to be bound by and perform the same as thus modified.

16.7 This Agreement may be executed in several counterparts, each of which shall be deemed an original copy and all of which shall constitute one agreement binding on all parties hereto notwithstanding that all parties shall not have signed the same counterparts.

17. Notices.

17.1 All notices to be given hereunder shall be in writing, and sent by registered or certified mail, or by hand delivery, or by express courier service, or by facsimile, with the original sent by registered or certified mail to the parties at the addresses indicated for each of them in the preamble to this Agreement, or at the following facsimile numbers or Email Addresses:

Technion: Fax 04 - 8320-845 (Tel. - 04 - 8235-829)

Yeda: fax (08)947-0739 (Tel. (08)947-0617)

Merchav:Fax 65-64655420 (Tel. - 65-64655420)

Meretzki: Fax 04 - 8501085 (Tel. 050 -277781)

Licensee: Fax no: (Tel. 604-662-7900)

Korat: Fax/Phone 04-824-7997

Uziel: Fax no: 03-550-7934 (Tel. 03-962-2364)

Notices addressed and sent to either party by the other party shall be deemed received as of the date of receipt; or, in the case of facsimile, upon receipt of successful transmission notice.

The parties undertake to notify the other party immediately with regard to any change in its address, telephone or facsimile numbers as noted herein.

IN WITNESS WHEREOF this Agreement has been signed on behalf of the Parties on the date first written above:

/s/ signed

Technion Research and Development Foundation Ltd.

By: ________________________

Title: _______________________

/s/ signed

Dr. Shoshana Merchav

/s/ signed

Shai Meretzki

/s/ signed

Alex Korat

/s/ signed

Amir Uziel

/s/ signed

Yeda Research and Development Company Ltd.

/s/ signed

A.I. Software Inc..

By: /s/ signed

Title: _________________________

Annex A

Title: Method and Apparatus for Maintenance and Expansion of Hemopoietic Stem Cells and/or Progenitor Cells

Inventors: Dr. Shoshana Merchav, Mr. Shai Meretzki, Prof. Dov Zipori and Dr. Avinoam Kadouri
Country	Filing Date	Filing Number	Publication Date	Publication Number	Request for Examination Due	Next Renewal Due	Grant Date
US-Prov	31/1/99	60/118,789
MX	4/2/00	PA/a/2001/007820
CN	4/2/00	00806007.x	24/4/02	1346403
IN	4/2/00	IN/PCT/2001/01131/CHE
US-CIP	27/3/00	09/534,966
CA	4/2/00	2,360,664
AU	4/2/00	34807/00
ZA	4/2/00	2001/6483
RU	4/2/00	2001124399
EPO	4/2/00	00913340.6		1147176
US	4/2/00	09/890,401
PCT	4/2/00	PCT/US00/02688
IL	4/2/00	144629
BR	4/2/99	PI0009403-0
KO	4/2/00	2001-7009869
JP	4/2/00	2000-597409
NZ	4/2/00	513303

Annex B

All Parties to the Agreement to which this Annex is attached (the "Agreement") agree as follows:

  Any capitalized term mentioned in this Annex B shall have the meaning attributed to such term in the Agreement.

  All Parties hereby acknowledge that Yeda is entitled to be registered as the owner of 25% of the Patent, Merchav is entitled to be registered as the owner of 18.75% of the Patent, Meretzki is entitled to be registered as the owner of 18.75% of the Patent and that the Technion shall assign and transfer Yeda 25%, Merchav 18.75% and Meretzki 18.75% of its ownership thereof (the "Assignment"). Moreover, the Technion shall add and register the Weizmann Scientists as co-inventors of the Patent, together with the Inventors (the "Registration").

  The Parties agree that following the perfection of the Assignment and prior to any assignment to the Licensee pursuant to Section 2.7 of the Agreement (if at all), ownership of the Patent shall be divided as follows: Yeda 25%, Technion 37.5%, Merchav 18.75% and Meretzki 18.75%.

  The Technion and the Inventors, as the case may be, undertake to execute all documents necessary for the perfection of the Assignment and Registration.

  The Licensee undertakes to take all steps necessary to record the Assignment and Registration in the United States expeditiously upon the signing of this Agreement, as part of its obligation to prosecute the Patent pursuant to Section 7 of the Agreement, provided that the Licensee's patent fees for the Assignment and Registration shall not exceed US$ 3,000. The Licensee undertakes to record the Assignment and Registration in all other countries (and in the US if the patent fees for the Assignment and Registration exceed US$ 3,000) in which the Patent was filed by December 15, 2003.

  Technion and the Licensee hereby irrevocably and unconditionally empower Yeda and/or Merchav and/or Meretzki to perform the Assignment and Registration at the Licensee's expense in the event that it is not be performed pursuant to Section 5 of this Annex B.

  A breach of this Annex B shall constitute a material breach of the Agreement.

  The Parties agree that: (i) the first US$100,000 referred to in Section 4.1.1 of the Agreement is due and payable to the Technion only as reimbursement of all its past expenses; and (ii) all other payments and/or consideration (e.g., share allocation pursuant to Section 4.3 of the Agreement) shall be paid as follows: Yeda 25%, Technion 37.5%, Merchav 18.75% and Meretzki 18.75%.